Exhibit 3.1.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PURE EARTH, INC.

Pursuant to Sections 242 ~~&~~and 245
of the ~~Delaware~~ General Corporation Law of the State of Delaware

~~Effective as of May 22, 2007~~
~~The Corporation, organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), originally incorporated as “Info Investors, Inc” on February 13, 1997 does hereby certify as follows:~~
The original Certificate of Incorporation of Pure Earth, Inc. (the “Corporation”), originally incorporated under the General Corporation Law of the State of Delaware (the “DGCL”) under the name Info Investors, Inc., was filed with the Secretary of State on February 13, 1997.
This Second Amended and Restated Certificate of Incorporation, which amends and restates in its entirety the Amended and Restated Certificate of Incorporation of the Corporation, was duly adopted by the written consent of the Board of Directors of the Corporation (the “Board of Directors”) and by the written consent of the holders of at least a majority of the outstanding stock entitled to vote thereon in lieu of a duly convened meeting of stockholders in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the DGCL.

FIRST: Name. The name of the Corporation is:
Pure Earth, Inc.
SECOND: Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the DGCL.
FOURTH: Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is twenty five million five hundred thousand (25,500,000) shares, of which twenty five million (25,000,000) shares shall be Common Stock, par value $0.001 per share (“Common Stock”), and five hundred thousand (500,000) shares shall be Preferred Stock, par value $0.001 per share (“Preferred Stock”).
(a) Common Stock. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in their name on the books of the Corporation on all matters submitted to a vote of stockholders except as the right to exercise such vote may be limited by the provisions of this Second Amended and Restated Certificate of Incorporation or of any class or series of Preferred Stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the Preferred Stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary of the Corporation, the assets and funds of the Corporation available for distribution to stockholders, and remaining after the payment to holders of Preferred Stock of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the Common Stock according to their respective shares.

(b) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:
~~1.~~(i) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;
~~2.~~(ii) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;
~~3.~~(iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;
~~4.~~(iv) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;
~~5.~~(v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

~~6.~~(vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;
~~7.~~(vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;
~~8.~~(viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;
~~9.~~(ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and
~~10.~~(x) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.
The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

(c) Series B Preferred Stock. This subparagraph (c) of this Article FOURTH is intended to fully incorporate the terms of, and be a successor to, that certain Certificate of Designations, Preferences and Rights of Series B Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on March 4, 2008. The powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Corporation’s Series B Preferred Stock are hereby fixed as set forth below:
(1) Defined Terms. Solely for purposes of subparagraph (c) of this Article FOURTH, the following capitalized terms have the meanings given to them below:
“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which any one or more of the Corporation and any Subsidiaries of the Corporation acquire (i) any parcel or a group of related parcels of real property, (ii) a fixed asset or group of related fixed assets, (iii) the assets of any Person or any going business, division thereof or line of business, or (iv) the Capital Stock, by direct purchase, combination, merger or otherwise, of any Person.
“Additional Shares” has the meaning given to it in Section (4)(c).
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.
“Business Day” means any day except a Saturday, Sunday, a legal holiday or other day on which commercial banks in Chicago, Illinois or Philadelphia, Pennsylvania are authorized by law to close.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
“Certificate of Incorporation” means the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be further amended, modified or restated from time to time not in contravention of the terms hereof.
“Common Stock” means the Corporation’s common stock, having a par value of $.001 per share.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.
“Controlled Investment Affiliate” means, with respect to any Person, any other Person (including, without limitation, any fund or investment vehicle) that (i) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (ii) is organized primarily for the purpose of making equity or debt investments in one or more companies.
“Corporation Parties” means the Corporation, the Corporation’s Subsidiaries, and any parent holding company of the Corporation, collectively.
“Coupon” has the meaning given to it in Section (4)(a).

“Event of Noncompliance” means any of the following events:
(a) any Corporation Party shall fail to (x) pay or set aside any sums for the payment of any dividends (in cash or in kind) under the terms of the Investment Documents when due or payable, or (y) redeem the Series B Preferred Stock in accordance with the Investment Documents, and in the case of either (x) or (y), such failure continues for two Business Days after the Corporation is provided with notice thereof by the Investors;
(b) The Corporation or any other Corporation Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in (i) Section 2.6 of the Investment Agreement and such failure shall continue unremedied for a period of five Business Days, (ii) Sections 5.1, 5.2(a) or 5.8 of the Investment Agreement for a period of two Business Days, (iii) Sections 5.2(e)(i), 5.3(i) or 5.10 of the Investment Agreement or in Article VI or Article VII of the Investment Agreement for any period or (iv) Section 5.2 (other than Sections 5.2(a) and 5.2(e)(i)) of the Investment Agreement and (in the case of this clause (iv) only) such failure shall continue unremedied for a period of ten Business Days after the earlier of (y) the date on which the Corporation acquires Knowledge thereof and (z) the date on which written notice thereof is delivered by any Investor to the Corporation;

(c) the Corporation or any other Corporation Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in the Investment Agreement or any of the other Investment Documents other than those enumerated in paragraph (a) and (b) above, and such failure (i) by the express terms of such Investment Document, constitutes an Event of Noncompliance, or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no grace period is specifically applicable, for a period of 30 days after the earlier of (y) the date on which a Responsible Officer of the Corporation acquires knowledge thereof and (z) the date on which written notice thereof is delivered by any holder of Series B Preferred Stock to the Corporation;
(d) any representation or warranty made or deemed made by or on behalf of the Corporation or any other Corporation Party in the Investment Agreement, any of the other Investment Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished;
(e) the Corporation or any other Corporation Party shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in paragraph (f) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;
(f) any involuntary petition or case shall be filed or commenced against the Corporation or any other Corporation Party seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; and

(g) after it has been initially executed, the “Guaranty” (as defined and as executed in connection with the Investment Agreement) shall for any reason cease to be in full force and effect as to any guarantor thereunder, or any such guarantor or any Person acting on its behalf shall deny or disaffirm such guarantor’s obligations thereunder.
“Existing Preferred Stock” means the Corporation’s previously issued “Series A Preferred Stock, 10% Coupon” but only such stock issued for an aggregate purchase price up to $1,000,000.
“Fundamental Asset Transaction” means any sale, assignment, lease, conveyance, exchange, transfer, sale-leaseback or other disposition of more than 50% of the assets, business or properties of the Corporation and its Subsidiaries, on a consolidated basis, whether in one or a series of related transactions, whether or not in the ordinary course of business and whether or not directly or indirectly or through the sale or other disposition of equity securities of any of the Subsidiaries of the Corporation.
“Investment Agreement” means that certain Investment Agreement, dated as of the Original Issue Date, between the Corporation and Fidus Mezzanine Capital, L.P., as such agreement may be amended, restated, replaced or otherwise modified from time to time.
“Investment Documents” has the meaning assigned to such term in the Investment Agreement.
“Junior Securities” has the meaning given to it in Section (3).

“Key Person Event” means the failure of (i) Brent Kopenhaver to serve as Chief Financial Officer of the Corporation with at least the duties and responsibilities customarily associated with such title, (ii) Mark Alsentzer to serve as Chief Executive Officer of the Corporation with at least the duties and responsibilities customarily associated with such title, (iii) each of Brent Kopenhaver and Mark Alsentzer to serve as a director on the board of directors of each of the Corporation and its Subsidiaries, (iv) Brent Kopenhaver ceasing to beneficially own at least 134,000 shares of Common Stock (subject to equitable adjustment for stock splits, stock dividends and similar events) or (v) Mark Alsentzer ceasing to beneficially own 1,919,000 shares of Common Stock (subject to equitable adjustment for stock splits, stock dividends and similar events).
“Knowledge” of the Corporation means facts or circumstances within the actual conscious awareness of Mark Alsentzer, Brent Kopenhaver or the President of any Subsidiary of the Corporation or subunit of a Subsidiary of the Corporation for which a President has been appointed.
“Liquidation Value” on any date means, with respect to any share of Series B Preferred Stock, the sum of (i) the Original Per Share Purchase Price and (ii) the aggregate of all dividends accrued and unpaid on such share. For the avoidance of doubt, dividends that have been paid in-kind but for which new shares of Series B Preferred Stock have not been issued shall be deemed to be unpaid for the purposes of determining the Liquidation Value of a share of Series B Preferred Stock.
“Mandatory Redemption Event” has the meaning given to it in Section (6)(b).
“Original Issue Date” means the date on which the first share of Series B Preferred Stock is issued.
“Original Per Share Purchase Price” means $1,000 per share, as adjusted to reflect stock splits, combinations, recapitalizations and similar events.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.
“Redemption Date” means March 3, 2013.
“Redemption Price” the Liquidation Value of the shares of Series B Preferred Stock being redeemed or repaid multiplied by the “Applicable Redemption Percentage” set forth below either in the table or the proviso thereto:

Applicable Redemption
Percentage

On or prior to the first anniversary of the Original Issue Date	103%

After the first anniversary but on or prior to the third anniversary of the Original Issue Date	102%

Thereafter	100%
; provided, however, that with respect to any shares of Series B Preferred Stock redeemed pursuant to Section (6)(d) (or Section 2.7(d) of the Investment Agreement), the Applicable Redemption Percentage shall be 100%.
“Required Holders” means, at any time, Persons holding outstanding shares of Series B Preferred Stock representing more than 50% of the aggregate Liquidation Value, at such time, of all outstanding shares of Series B Preferred Stock.

“Responsible Officer” means, with respect to any Corporation Party, the president, the chief executive officer, the chief financial officer, any executive officer, limited liability company manager or any other financial officer of such Corporation Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Corporation Party in respect of the Investment Agreement or any other Investment Document.
“Sale of the Corporation” means (i) any Person or group of Persons acting in concert as a partnership or other group becoming, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, the beneficial owner of outstanding Capital Stock of the Corporation having 50% or more of the Total Voting Power of the Corporation or (ii) the consummation of a Fundamental Asset Transaction.
“Series B Preferred Stock” has the meaning given to it in Section (2).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, the term Subsidiary shall refer to a Subsidiary of the Corporation.
“Total Voting Power” means , with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.
(2) Designation and Amount. A series of 20,000 shares of preferred stock of the Corporation is hereby authorized and designated as “Series B Preferred Stock” (the “Series B Preferred Stock”).
(3) Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights upon a liquidation, dissolution or winding up, rank prior to all classes of or series of common stock and preferred stock of the Corporation and each other class of capital stock of the Corporation, including without limitation the Common Stock but excluding the Existing Preferred Stock (as to which the Series B Preferred Stock shall rank junior with respect to dividend rights and rights upon a liquidation, dissolution or winding up). All capital stock and other equity securities of the Corporation to which the Series B Preferred Stock ranks senior or prior (whether with respect to dividends or upon a liquidation, dissolution or winding up or otherwise), including the Common Stock but, for the avoidance of doubt, excluding the Existing Preferred Stock, are collectively referred to herein as “Junior Securities.” The definition of Junior Securities also shall include any rights or options exercisable for or convertible into any of the Junior Securities.

(4) Dividends.
(a) The holders of shares of Series B Preferred Stock shall be entitled to receive cumulative quarterly dividends, payable in cash or payable in kind, at the option of the Corporation as provided herein, at the rate of 14% per annum (the “Coupon”). The dividends on the Series B Preferred Stock shall be payable quarterly in arrears on the last day of each March, June, September and December (unless such day is not a Business Day, in which event on the next succeeding Business Day). The Coupon shall be paid in cash, except that other than upon and during the continuance of an Event of Noncompliance, the Corporation may elect to pay a portion of the Coupon equal to 4% per annum in kind (as more particularly described below in this Section (4)). If a dividend payment is not paid solely in cash, the aggregate cash payment being made shall be allocated pro rata among the holders of the Series B Preferred Stock based on the Liquidation Value of the shares of Series B Preferred Stock held by them respectively. All dividends on the Series B Preferred Stock shall be cumulative from the date of issue of such shares of Series B Preferred Stock, whether or not there shall be funds of the Corporation legally available for the payment of such dividends.
(b) Dividends paid in cash or in kind shall be computed on the basis of a 360 day year consisting of twelve 30-day months, based on the Liquidation Value of each applicable share of Series B Preferred Stock. In respect of dividends paid in kind, subject to Section (4)(c), (i) the amount of the dividend shall automatically accrete to the Liquidation Value in accordance with Section (5), and (ii) such non-cash dividend payments shall compound quarterly on each dividend payment date until paid in cash. Notwithstanding the foregoing, upon and during the continuance of an Event of Noncompliance, at the election of the Required Holders delivered in writing to the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive additional dividends in cash at a rate of 4% per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months).

(c) At the written request of any holder of shares of Series B Preferred Stock, the Corporation shall be required to issue additional shares of Series B Preferred Stock (“Additional Shares”) with respect to the payment of dividends previously accreted to the Liquidation Value of outstanding shares of the Series B Preferred Stock of such holder pursuant to Section (4)(a) above. The Additional Shares shall be identical to all other shares of Series B Preferred Stock except that the Original Issue Date with respect to such shares shall be the date such Additional Shares are actually issued. In such cases, the number of Additional Shares to be issued as payment of such previously accreted dividends shall be equal to the amount of accreted dividends being paid by the issuance of Additional Shares divided by the Original Per Share Purchase Price, carried out to five decimal points for fractional shares. Upon the issuance of Additional Shares to such holder, the amount of accreted dividends on outstanding shares of the Series B Preferred Stock of such holder shall be reduced by the amount of the accreted dividend paid by the issuance of Additional Shares pursuant to this Section (4)(c).
(d) Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Series B Preferred Stock. Except as provided in this Section (4), no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.
(e) In the event that the Corporation shall choose to pay a portion of any dividend in cash and a portion in kind, such payment shall be allocated pro rata based upon the aggregate Liquidation Value of all shares of Series B Preferred Stock entitled to payment of such dividends.

(5) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after any payment or distribution of the assets of the Corporation (whether capital or surplus) is made to or set apart for the holders of the Existing Preferred Stock as provided in the Certificate of Incorporation relating thereto, but before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Series B Preferred Stock shall be entitled to receive an amount in cash equal to the Liquidation Value of each such share. Except as provided in the proceeding sentences, holders of shares of Series B Preferred Stock shall not be entitled to any distribution in the event of a liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock (after satisfaction of the amounts owed to holders of the Existing Preferred Stock) shall be insufficient to pay in full such preferential amount, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock if all amounts payable thereon were paid in full. For the purposes of this Section (5), a Sale of the Corporation or a Key Person Event shall be deemed to be a liquidation, dissolution and winding up of the Corporation and any shares of Series B Preferred Stock redeemed in connection therewith shall be redeemed pursuant to Section (6). After payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section (5), the other series or class or classes of the Corporation shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.
(6) Redemption.
(a) On Redemption Date. The Corporation shall redeem, at the Redemption Price, any and all outstanding shares of Series B Preferred Stock of each holder thereof on the Redemption Date.

(b) Other Mandatory Redemption. The Corporation shall redeem, at the Redemption Price, the outstanding shares of Series B Preferred Stock of each holder thereof, in whole or in part at the option of such holder, upon the occurrence of any of the following: (i) a Sale of the Corporation, (ii) a Key Person Event, (iii) an Event of Noncompliance or (iv) the protective provisions set forth in Section (7) ceasing to be applicable and effective with respect to the Series B Preferred Stock (each, a “Mandatory Redemption Event”).
The Corporation shall give written notice to the holders of Series B Preferred Stock of (A) the expected occurrence of any Mandatory Redemption Event arising under clause (i) of the definition thereof not less than thirty (30) nor more than sixty (60) days prior to the proposed closing date thereof, describing in reasonable detail such transaction, including the proposed closing and payment date with respect thereto, and (B) the occurrence of a Key Person Event specified in clause (ii) above and an Event of Noncompliance specified in clause (iii) above within ten (10) days of obtaining Knowledge or receiving notice of such occurrence. To have shares of Series B Preferred Stock redeemed, the holders thereof must give written notice to the Corporation after the occurrence of a Mandatory Redemption Event, demanding redemption and specifying the number of shares to be redeemed. With respect to the events specified in clause (i) of the definition of “Mandatory Redemption Event,” each holder of Series B Preferred Stock must deliver such notice to the Corporation within twenty (20) days after receiving notice from the Corporation as to any such event. Upon receipt of any proper redemption demand from a holder of Series B Preferred Stock, the Corporation covenants and agrees that it will redeem the shares of Series B Preferred Stock or the portion thereof held by such holder subject to redemption. The closing date for any redemption due to the occurrence of an event specified in clause (i) of the definition of “Mandatory Redemption Event” shall not be later than the closing date of such event. The closing date for a redemption due to any other Mandatory Redemption Event shall occur within ten (10) Business Days of the Corporation’s receipt of the redemption demand.

The obligation of the Corporation to redeem the Series B Preferred Stock pursuant to this Section (6)(b) is subject to the occurrence of the Mandatory Redemption Event in respect of which such offers and acceptances shall have been made. In the event that such Mandatory Redemption Event does not occur on or prior to the proposed redemption date in respect thereof, the redemption shall be deferred until and shall be made upon the date on which such Mandatory Redemption Event occurs. The Corporation shall keep each holder of Series B Preferred Stock reasonably and timely informed of (i) any such deferral of the date of redemption, (ii) the date on which such Mandatory Redemption Event and the redemption are expected to occur, and (iii) any determination by the Corporation that efforts to effect such Mandatory Redemption Event have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section in respect of such Mandatory Redemption Event shall be deemed rescinded).
(c) Optional Redemption. To the extent the Corporation shall have funds legally available for such payment, the Corporation shall have the right at any time and from time to time, upon the notice provided for below, to redeem, at the Redemption Price, the outstanding shares of Series B Preferred Stock in whole or in part; provided that if less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock. In the event of such an optional redemption, the Corporation shall give the holders of Series B Preferred Stock irrevocable (other than as provided below) written notice of such redemption not less than forty-five

(45) days prior to the redemption date, specifying (i) the redemption date, (ii) the number of shares of Series B Preferred Stock to be redeemed on such date, (iii) the redemption price, (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vi) stating that such redemption is to be made pursuant to this Section (6)(d) (or Section 2.7(c) of the Investment Agreement); provided, however, that the Corporation may withdraw such offer at any time prior to the redemption date so long as any of the rights of any holder of Series B Preferred Stock shall not have been prejudiced in any material respect by reliance upon such offer of redemption.
(d) Certain Acquisitions. In addition to the optional redemption rights in Section (6)(c), in the event that (1) the Corporation requests, in writing, that the holders of Series B Preferred Stock consent to a contemplated Acquisition, (2) the Corporation gives at least 20 days prior written notice of such contemplated Acquisition prior to the consummation thereof and the Corporation provides prior to consummation of such contemplated Acquisition all financial and due diligence information regarding the contemplated Acquisition reasonably requested by the holders of Series B Preferred Stock prior to such consummation, (3) the Required Holders notify the Corporation, in writing, that they will not provide such consent and (4) the Corporation actually consummates such Acquisition, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall have the right, upon the notice provided for below, to redeem, at the Redemption Price, the outstanding shares of Series B Preferred Stock in whole but not in part. In the event of such an optional redemption, the Corporation shall give the holders of Series B Preferred Stock irrevocable (other than as provided below) written notice of such redemption not more than ten days following the consummation of such Acquisition, specifying (i) the redemption date, which shall not be more than 30 days following the consummation of such Acquisition, (ii) the number of shares of Series B Preferred Stock to be redeemed on such date, (iii) the redemption price, (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vi) stating that such redemption is to be made pursuant to this Section (6)(d) (or Section 2.7(c) of the Investment Agreement); provided, however, that the Corporation may withdraw such offer at any time prior to the redemption date so long as any of the rights of any holders of Series B Preferred Stock shall not have been prejudiced in any material respect by reliance upon such offer of redemption.
(e) Redemption or Purchase Price. With respect to any shares of Series B Preferred Stock to be redeemed or repurchased under this Section 6(e), the Corporation shall pay to the holders of the Series B Preferred Stock being redeemed or purchased an amount in cash equal to the Redemption Price of the Series B Preferred Stock being redeemed or purchased. The Corporation also shall pay in cash to the holders of Series B Preferred Stock at the time of such redemption all accrued and unpaid fees, charges and other amounts owed by any Corporation Party to such holders pursuant to the Investment Documents. If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Series B Preferred Stock at the time required pursuant to this Section (6), (i) the Corporation shall discharge such redemption or purchase obligation as soon thereafter as possible and the amounts payable in connection with such redemption or purchase shall bear interest at a per annum rate of 18%, subject to quarterly compounding, from and after the date redemption is required pursuant to this Section (6).

(f) Effect of Redemption; Certificates. Upon the redemption of shares of Series B Preferred Stock and payment of the redemption price therefor, dividends shall no longer accrue on such shares of Series B Preferred Stock hereunder. In case fewer than all the shares represented by any certificate representing shares of Series B Preferred Stock are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.
(7) Protective Provisions. In addition to any other rights provided by law, and except as permitted hereby with respect to Series B Preferred Stock, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of subparagraph (c) of this Article FOURTH, without first obtaining the affirmative vote or written consent of the Required Holders, voting as a separate class, the Corporation shall not, and as applicable shall not permit any of its Subsidiaries to:
(a) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would be adverse to the interests of the holders of Series B Preferred Stock (which prohibition shall include, without limitation, the prohibition of the taking of any action in breach of any other protective equity provisions or negative covenants applicable in favor of the holders of the Series B Preferred Stock) or otherwise amend or alter any rights, preferences or privileges of the Series B Preferred Stock;

(b) (i) create or authorize the creation, increase or decrease the authorized, or increase the issued (except as provided in Section (4)(c)) amount, of any class or series of shares of stock of the Corporation, unless the class or series of stock (x) ranks junior to the Series B Preferred Stock (including without limitation, as to dividends, right to receive a redemption payment and the distribution of assets upon liquidation), (y) except for the Existing Preferred Stock, does not have any redemption obligation that could arise prior to the date that is the first anniversary of the Redemption Date and (z) does not in any manner adversely affect the terms, designations, powers, preferences or other rights of the holders of Series B Preferred Stock, or (ii) create or authorize any obligation or security convertible into shares of any class or series of stock, unless such class or series of stock ranks junior to the Series B Preferred Stock (including without limitation, as to dividends, right to receive a redemption payment and the distribution of assets upon liquidation) and does not in any manner adversely affect the terms, designations, powers, preferences or other rights of the holders of Series B Preferred Stock, regardless of whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation, filing of a certificate of designations thereto, or by merger, consolidation or otherwise;
(c) with respect to any non-Wholly Owned Subsidiary, the Corporation will not permit such Subsidiary to create or issue any Capital Stock to Persons other than the Corporation and its Subsidiaries except for common equity interests with (i) no rights, preferences or privileges over any other class or series of Capital Stock of such Subsidiary, (ii) no redemption or repurchase obligations by the Corporation and its Subsidiaries, (iii) no rights by the holders thereof to block or veto dividends or distributions on the Capital Stock of such Subsidiary, and (iv) only the right to share in a pro rata portion of the profits and losses of such Subsidiary based on the ratio of the amount invested and the fair market value of the Capital Stock of such Subsidiary at the time of such investment.

(d) directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock or set aside funds for any of the foregoing, except that:
(i) the Corporation and any of its Subsidiaries may do any of the forgoing in respect of the Series B Preferred Stock as provided in the Investment Documents or the Existing Preferred Stock;
(ii) the Corporation and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Common Stock;
(iii) each Subsidiary of the Corporation may declare and make dividend payments or other distributions to the Corporation or to another Subsidiary of the Corporation that is a “Subsidiary Guarantor” (as defined in the Investment Agreement), in each case to the extent not prohibited under applicable “Requirements of Law” (as defined in the Investment Agreement);
(iv) each non-Wholly Owned Subsidiary may declare and make dividend payments or other distributions to its equity holders other than the Corporation Parties on a pro rata basis based on respective equity interests held to the extent of available excess cash flow from operations, in each case to the extent not prohibited under applicable “Requirements of Law” (as defined in the Investment Agreement); and
(v) so long as no Event of Noncompliance shall have occurred and be continuing or would result therefrom, the Corporation may purchase, redeem, retire or otherwise acquire shares of its Capital Stock (or options or rights to acquire its Capital Stock) held by former officers, directors or employees following termination of service or employment, in an aggregate cash amount not exceeding $100,000 during any fiscal year or $500,000 for all such purchases, redemptions, retirements and acquisitions from and after the “Closing Date” (as defined in the Investment Agreement).

(e) voluntarily or involuntarily liquidate, dissolve or wind up its existence or business;
(f) amend the provisions of this Section (7); or
(g) agree to take any of the actions set forth in the foregoing subparagraphs (a) through (f);
provided, however, that the foregoing protective provisions shall forever cease to apply if the Corporation redeems or purchases shares of Series B Preferred Stock immediately after which the aggregate Liquidation Value of the outstanding Series B Preferred Stock is less than ten percent of the aggregate Liquidation Value of the outstanding Series B Preferred Stock on the Original Issuance Date, and any subsequent increases in Liquidation Value, including, without limitation, any increases resulting from accrued dividends, shall not reinstate such protective provisions.
Any actions taken in violation of the restrictions contained in this Section (7) shall be null and void and shall be outside of the legal and corporate power or authority of the Corporation, its officers or directors, and its shareholders.
(8) Voting Rights. The holders of record of shares of Series B Preferred Stock shall not be entitled to any voting rights as a shareholder of the Corporation except as provided by applicable law.

(9) Subordination; Payment Restrictions. Any payment to any holder of Series B Preferred Stock under or on account of the obligations under the Investment Documents (the “Subordinated Obligations”) is hereby expressly subordinated to the extent and in the manner set forth in this Section (9) to the payment in full of the indebtedness (the “Senior Indebtedness”) of the Corporation to Wells Fargo Bank, National Association (“Wells Fargo”), under a Credit and Security Agreement dated as of October 24, 2006, as amended, by and between the Corporation, Wells Fargo, as agent, and the lenders thereunder from time to time (such lenders collectively, the “Senior Lenders”) as the same may hereafter be further amended, supplemented or restated from time to time (the “Credit Agreement”). The payment rights of each holder of Series B Preferred Stock shall continue to be subordinated to the Senior Indebtedness on the terms set forth in subparagraph (c) of this Article FOURTH even if the Senior Indebtedness is deemed unsecured, under-secured, subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law.
(a) Until all of the Senior Indebtedness has been paid in full, no holder of Series B Preferred Stock shall, without the prior written consent of the Senior Lenders holding a majority of the Senior Indebtedness, receive or accept any payment from the Corporation under or on account of the obligations under the Investment Documents, or exercise any right of or permit any setoff with respect to the Subordinated Obligations, except that the holders of Series B Preferred Stock may accept (i) scheduled quarterly dividends (but not prepayments) to be paid under the provisions of subparagraph (c) of this Article FOURTH, except upon the occurrence and during the continuance of an event of default under the Credit Agreement either immediately before or following any such payment and (ii) any payment made out of funds held in any New Equity Account (as defined in the Credit Agreement as in effect on the date hereof).

(b) If any holder of Series B Preferred Stock receives any payment that such holder is not entitled to receive under the provisions of subparagraph (c) of this Article FOURTH, such holder will hold the amount so received in trust for the Senior Lenders and will forthwith turn over such payment to the Senior Lenders in the form received (except for the endorsement of such holder where necessary) for application to the Senior Indebtedness (whether or not due), in such manner of application as the Senior Lenders may deem appropriate. If a holder of Series B Preferred Stock exercises any right of setoff which such holder is not permitted to exercise under the provisions of subparagraph (c) of this Article FOURTH, such holder will promptly pay over to the Senior Lenders, in immediately available funds, an amount equal to the amount of the claims or obligations offset.
(c) Each Senior Lender shall be a third party beneficiary entitled to enforce the provisions of this Section (9).
(d) Upon the Corporation’s entry into any other secured credit facility in replacement of or in addition to the Senior Indebtedness, whether with the Senior Lenders or one or more substitute lenders, each holder of Series B Preferred Stock agrees to enter into documentation with the Corporation and such lenders providing the lenders with substantially the same subordination and other rights as are held by the Senior Lenders pursuant to this Section (9).
FIFTH: Directors; Stockholder Actions and Voting.
(a) The number of directors comprising the Board of Directors shall be not less than one nor more than 15 as may be determined from time to time by resolution adopted by the Board of Directors of the Corporation.
(b) The directors shall be elected by the holders of shares of capital stock of the Corporation entitled to vote on the election of directors, and directors shall be elected by a plurality vote.

 ~~(c) Upon the filing of this Amended and Restated Certificate of Incorporation~~(c) On and after May 22, 2007, the date that the classification of the Board of Directors first became effective (the “Classification Effective Date”), the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. At each annual election, any vacancy in any class may be filled and the successors to the directors of the class whose terms shall expire in that year shall be elected to hold office for the term of three years, and the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, election may be made to a class of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes. The Class I directors shall serve until the first annual meeting of stockholders held after the ~~Corporation has filed this Amended and Restated Certificate of Incorporation~~Classification Effective Date, the Class II directors until the second annual meeting of stockholders held after the ~~Corporation has filed this Amended and Restated Certificate of Incorporation~~Classification Effective Date, and the Class III directors until the third annual meeting of stockholders held after the ~~Corporation has filed this Amended and Restated Certificate of Incorporation~~Classification Effective Date, and, in each case, until their successor(s) are duly elected and qualified. At each annual meeting of stockholders commencing with the first annual meeting to be held after the ~~Corporation has filed this Amended and Restated Certificate of Incorporation~~Classification Effective Date, each of the successors to the directors of the ~~Class~~class whose term shall have expired that year shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be duly elected and qualified, subject, however to prior death, resignation, retirement, disqualification or removal from office. Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term exclusively by the concurring vote of a majority of the directors then in office, whether or not a quorum, and not by the stockholders, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified.
(~~e~~d) A director may be removed from office at any time only for ~~cause~~Cause (as defined herein) by the affirmative vote of the holders of ~~at least a majority of the voting power of all the then~~not less than two-thirds of the outstanding ~~shares of capital~~ stock of the Corporation entitled to vote ~~at any annual or regular election of directors~~, voting together as a single class~~. “Cause” shall mean willful and continuous failure of a director to substantially perform such director’s duties to the Corporation or the willful engaging by a director in gross~~, at a duly called and convened annual or special meeting of stockholders. For purposes hereof, “Cause” shall mean (i) a final conviction of a felony involving moral turpitude or (ii) willful misconduct that is materially and demonstrably injurious ~~to the Corporation.~~economically to the Corporation. For purposes of the foregoing definition of “Cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any Affiliate of the Corporation. “Cause” shall not exist unless and until the Corporation has delivered to the director a written notice of the act or failure to act that constitutes “Cause” and, if cure is possible, such director shall not have cured such act or omission within 90 days after the delivery of such notice. As used in this Second Amended and Restated Certificate of Incorporation, the term “Affiliate” has the meaning given such term under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(~~f~~e) Unless required by law or determined by the chairman of the meeting to be advisable, the vote by stockholders on any matter, including the election of directors, need not be by written ballot.
(f) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called and convened annual or special meeting of such holders and may not be effected by any consent in writing in lieu of such a meeting by such holders. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of not less than two-thirds of the outstanding stock of the Corporation entitled to vote, voting together as a single class, at a duly called and convened annual or special meeting of stockholders shall be required to alter, amend, adopt any provision inconsistent with or repeal this subparagraph (f).
(g) Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of not less than two-thirds of the outstanding stock of the Corporation entitled to vote, voting together as a single class, at a duly called and convened annual or special meeting of stockholders shall be required to alter, amend, adopt any provision inconsistent with or repeal this subparagraph (g).

SIXTH: Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (~~i~~a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (~~ii~~b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (~~iii~~c) under Section 174 of the DGCL; or (~~iv~~d) for any transaction from which the director derived an improper personal benefit. No repeal or amendment of this Article shall adversely affect any rights of any person pursuant to this Article which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.
SEVENTH: Indemnification.
(a) Mandatory Indemnification. The Corporation shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, attorneys fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding, except as otherwise provided in ~~Section~~subparagraph (c) ~~hereof~~of this Article. A director or officer of the Corporation entitled to indemnification under this ~~Section~~subparagraph (a) is hereafter called a “covered person.”

(b) Expenses. Expenses incurred by a covered person in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation, except as otherwise provided in ~~Section~~subparagraph (c) of this Article.
(c) Exceptions. No indemnification under ~~Section~~subparagraph (a) hereof or advancement or reimbursement of expenses under ~~Section~~subparagraph (b) hereof shall be provided to a covered person (i) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the Corporation in violation of Section 16(b) of the ~~Securities~~ Exchange Act ~~of 1934, as amended~~; (ii) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the member, director or officer derived an improper personal benefit; (iii) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance paid for or maintained by the Corporation or other person or entity; or (iv) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the

Corporation, which written consent shall not be unreasonably withheld. The Board of Directors of the Corporation is hereby authorized, at any time by resolution and without stockholder approval, to add to the above list of exceptions from the right of indemnification under ~~Section~~subparagraph (a) hereof or advancement or reimbursement of expenses under ~~Section~~subparagraph (b) hereof, but any such additional exception shall not apply with respect to any event, act or omission which has occurred prior to the date that the Board of Directors in fact adopts such resolution. Any such additional exception may, at any time after its adoption, be amended, supplemented, waived or terminated by further resolution of the Board of Directors of the Corporation.
(d) Continuation of Rights. The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.
(e) General Provisions.
 ~~1.~~(i) The term “to the fullest extent permitted by applicable law”, as used in this Article, shall mean the maximum extent permitted by public policy, common law or statute. Any covered person may, to the fullest extent permitted by applicable law, elect to have the right to indemnification or to advancement or reimbursement of expenses, interpreted, at such covered person’s option, (A) on the basis of the applicable law on the date this Article, was approved by the stockholders, or (B) on the basis of the applicable law in effect at the time of the occurrence of the event, act or omission giving rise to the action, suit or proceeding, or (C) on the basis of the applicable law in effect at the time indemnification is sought.

~~2.~~(ii) The right of a covered person to be indemnified or to receive an advancement or reimbursement of expenses pursuant to this Article: (A) may also be enforced as a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and such person, (B) to the fullest extent permitted by applicable law, is intended to be retroactive and shall be available with respect to events, acts or omissions occurring prior to the adoption hereof, and (C) shall continue to exist after the rescission or restrictive modification (as determined by such covered person) of this Article with respect to events, acts or omissions occurring before such rescission or restrictive modification is adopted.
 ~~3.~~(iii) If a request for indemnification or for the advancement or reimbursement of expenses pursuant hereto is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation together with all supporting information reasonably requested by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim (plus interest at the prime rate announced from time to time by the Corporation’s primary lender) and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses (including, but not limited to, attorney’s fees and costs) of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or the advancement or reimbursement of expenses to the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors or independent legal counsel) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

 ~~4.~~(iv) The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
 ~~5.~~(v) Nothing contained in this Article shall be construed to limit the rights and powers the Corporation possesses under applicable provisions of the DGCL, or otherwise, including, but not limited to, the powers to purchase and maintain insurance, create funds to secure or insure its indemnification obligations, and any other rights or powers the Corporation may otherwise have under applicable law.
 ~~6.~~(vi) The provisions of this Article may, at any time (and whether before or after there is any basis for a claim for indemnification or for the advancement or reimbursement of expenses pursuant hereto), be amended, supplemented, waived or terminated, in whole or in part, with respect to any covered person covered by a written agreement signed by the Corporation and such person.
 ~~7.~~(vii) The Corporation shall have the right to appoint the attorney for a covered person, provided such appointment is not unreasonable under the circumstances.
(f) Optional Indemnification. The Corporation may, to the fullest extent permitted by applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than that covered by this Article subject to the unanimous consent of the Board of Directors.
EIGHTH: Amendments to Certification of Incorporation. The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation under which the Corporation is organized or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in this Second Amended and Restated Certificate of Incorporation or any amendment thereto are granted subject to the aforementioned reservation.

NINTH: Amendments to By-laws. The Board of Directors shall have the power at any time, and from time to time, to adopt, amend and repeal any and all By-laws of the Corporation. Any amendment to, or repeal of, any provision of the Bylaws of the Corporation which has not previously received the approval of the Board of Directors shall require for adoption the affirmative vote of the holders of ~~at least a majority~~not less than two-thirds of the ~~voting power of all the then~~ outstanding ~~shares of capital~~ stock of the Corporation entitled to vote at ~~any~~a duly called and convened annual or special meeting of ~~the~~ stockholders, voting together ~~in~~ as a single class, in addition to any other approval which is required by law, this Second Amended and Restated Certificate of Incorporation of the Corporation, the Bylaws of the Corporation, or otherwise.
TENTH: DGCL Section 203. The Corporation expressly elects ~~not~~ to be governed by Section 203 of the DGCL; provided, that such election shall not apply to restrict a business combination between the Corporation and any interested stockholder (as defined in Section 203(c)(5) of the DGCL) of the Corporation if the interested stockholder became an interested stockholder prior to the effective date of the filing of this Second Amended and Restated Certificate of Incorporation.

ELEVENTH: Business Combination Transactions
(a) Higher Vote Required for Certain Business Combinations. In addition to any affirmative vote required by the DGCL and except as otherwise expressly provided in subparagraph (c) of this Article, any Business Combination Transaction (as defined in subparagraph (b)(iii) below) shall require the affirmative vote of the holders of at least two-thirds of the outstanding stock of the Corporation entitled to vote, voting together as a single class, at a duly called and convened annual or special meeting of stockholders. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.
(b) Certain Definitions. For purposes of this Article:
(i) “Associate” shall have the meaning ascribed to it in Rule 12b-2 of the Exchange Act.
(ii) “Beneficial Owner” shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.
(iii) “Business Combination Transaction” shall mean:
(A) Any merger or consolidation of the Company or any Subsidiary with (I) an Interested Stockholder or (II) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;
(B) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Company or any Subsidiary constituting not less than 10% of the total assets of the Company as reported in the consolidated balance sheet of the Company as of the end of the most recent quarter with respect to which such balance sheet has been prepared;

(C) The issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) of any securities of the Company or any Subsidiary to, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 10% of the total assets of the Company as reported in the consolidated balance sheet of the Company as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or
(D) The adoption of any plan or proposal for the liquidation or dissolution of the Company, or any spin-off or split-up of any kind of the Company or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or
(E) Any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (I) any class of equity securities of the Company or any Subsidiary or (II) any class of securities of the Company or any Subsidiary convertible into equity securities of the Company or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

(iv) “Continuing Director” means (A) any member of the Board of Directors of the Company who (I) is neither the Interested Stockholder involved in the Business Combination Transaction as to which a vote of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent, or nominee of such Interested Stockholder, or the relative of any of the foregoing, and (II) was a member of the Board of Directors of the Company prior to the time that such Interested Stockholder became an Interested Stockholder, and (B) any successor of a Continuing Director described in clause (A) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Company.
(v) “Fair Market Value” means: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not reported on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal national securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on a quotation system then in use with respect to such stock, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.
(vi) “Interested Stockholder” shall mean any Person (other than the Company or any Subsidiary, any employee benefit plan maintained by the Company or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:
(A) Is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock of the Company;

(B) Is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 5% or more of the voting power of the outstanding Voting Stock of the Company; or
(C) Is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Company of which an Interested Stockholder was the Beneficial Owner, directly or indirectly, at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.
For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Company shall include unissued shares of Voting Stock of the Company of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.
(vii) A “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

(viii) “Subsidiary” means any corporation of which the Company owns, directly or indirectly, (A) a majority of the outstanding shares of equity securities of such corporation, or (B) shares having a majority of the voting power represented by all of the outstanding Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Company is the Beneficial Owner but, except for the purposes of subparagraph (b)(vi) of this Article, shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Company.
(ix) “Voting Stock” shall mean outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.
(c) When Higher Vote Is Not Required. The provisions of subparagraph (a) of this Article shall not be applicable to any particular Business Combination Transaction, and such Business Combination Transaction shall require only such affirmative vote of the stockholders, if any, as is required by the DGCL, if the conditions specified in either of the following paragraphs (c)(i) or (c)(ii) are met:
(i) Approval by Continuing Directors. The Business Combination Transaction shall have been approved by the affirmative vote of a majority of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

(ii) Form of Consideration, Price and Procedure Requirements. All of the following conditions shall have been met:
(A) With respect to each share of each class of outstanding Voting Stock of the Company (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination Transaction (the “Consummation Date”), cash and consideration, in the form specified in subparagraph (c)(ii)(B) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:
(I) The highest per share price (including brokerage commissions, transfer taxes and soliciting dealer’s fees) paid by the Interested Stockholder to which the Business Combination Transaction relates, or by any Affiliate or Associate of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination Transaction (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;
(II) The Fair Market Value per share of such class of Voting Stock of the Company on the Announcement Date; and
(III) The highest preferential amount per share, if any, to which the holders of shares of such class of Voting Stock of the Company are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.
(B) The consideration to be received by holders of a particular class of outstanding Voting Stock of the Company (including Common Stock) as described in subparagraph (c)(ii)(A) of this Article shall be in cash or, if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of Voting Stock consisted, in whole or in part, of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class of Voting Stock of the Company has been made in varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder.

(C) After such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date: (I) there shall have been no failure to declare and pay at the regular date therefor any full dividends (whether or not cumulative) on the outstanding Preferred Stock of the Company, if any, except as approved by the affirmative vote of a majority of the Continuing Directors; (II) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock of the Company (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; and (III) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Company except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.
(D) After such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any Affiliate or Associate thereof shall have received the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company.

(E) A proxy or information statement describing the proposed Business Combination Transaction and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the stockholders of the Company at least 30 days prior to the Consummation Date (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof).
(d) Powers of Continuing Directors. A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (i) whether a Person is an Interested Stockholder, (ii) the number of shares of Voting Stock of the Company beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, (iv) whether the requirements of subparagraph (c)(ii) of this Article have been met with respect to any Business Combination Transaction, and (v) whether the assets which are the subject of any Business Combination Transaction have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination Transaction constitutes not less than 10% of the total assets of the Company as reported in the consolidated balance sheet of the Company as of the end of the most recent quarter with respect to which such balance sheet has been prepared. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article.

(e) No Effect on Fiduciary Obligations.
(i) Nothing contained in this Article shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.
(ii) The fact that any Business Combination Transaction complies with the provisions of subparagraph (c) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination Transaction or recommend its adoption or approval to the stockholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination Transactions.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated ~~Articles~~Certificate of Incorporation to be signed by ~~Brent Kopenhaver, its Executive Vice President, this 2nd day of May, 2007.~~the officer of the Corporation named below, by and on behalf of the Corporation, this 8th day of August, 2008.

Pure Earth, Inc.
By:	/s/ Brent Kopenhaver
	Name:	Brent Kopenhaver
	Title:	Executive Vice President and Chief Financial Officer

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